Exhibit 10.47

CHANGE IN CONTROL AGREEMENT
This CHANGE IN CONTROL AGREEMENT (the "Agreement") is entered into effective as of DATE (the “Effective Date”), by and between HOLLY ENERGY PARTNERS, L.P., a Delaware limited partnership (the "Partnership") and NAME (the "Employee").
W I T N E S S E T H:
WHEREAS, the Employee is currently employed by Holly Logistic Services, L.L.C., a Delaware limited liability company (“HLS”) and a wholly owned subsidiary of HollyFrontier Corporation, a Delaware corporation (“HFC”), and is an integral part of the management of HLS and of the Partnership;
WHEREAS, the Partnership considers it essential to the best interests of its unitholders to foster the continuous employment of key management personnel such as Employee;
WHEREAS, the Partnership recognizes that the possibility of a Change in Control (as defined herein) will cause uncertainty and distract the Employee from his assigned duties to the detriment of HFC, HLS, and the Partnership; and
WHEREAS, the Board of Directors of HLS (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the Employee’s continued attention and dedication to the Employee’s assigned duties in the event of a Change in Control.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the Employee and the Partnership hereby agree as follows:
Section 1: Definitions
The following terms shall have the meanings set forth below whenever used herein:
(a)    “Affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person.
(b)    “Base Salary” shall mean the amount Employee was entitled to receive as salary on an annualized basis immediately prior to termination of Employee’s employment (or, if greater, immediately prior to a Change in Control), including any amounts deferred pursuant to any deferred compensation program, but excluding all bonus, overtime, welfare benefit premium reimbursement and incentive compensation, payable by the General Partner or the Partnership (including any amounts reimbursed by the Partnership) as consideration for the Employee’s services.
(c)    “Beneficial Owner” shall mean the beneficial owner of a security as determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

Exhibit 10.47

(d)    “Bonus” shall mean an amount equal to the average of the annual bonus amount actually paid to the Employee for the previous three (3) years (or, if such Employee has been employed for less than 3 years, the average bonus amount actually paid to the Employee for the years employed) by HFC, the General Partner or the Partnership (including any amounts reimbursed by the Partnership).
(e)    “Cause” shall mean the Employee’s (i) engagement in any act of willful gross negligence or willful misconduct on a matter that is not inconsequential, as reasonably determined by the Partnership in good faith, or (ii) conviction of a felony. For purposes hereof, no act or failure to act, on the Employee’s part, shall be deemed “willful” if the Employee reasonably believed such acts or omissions were in the best interests of HFC, the General Partner, or the Partnership.
(f)    “Change in Control” shall mean the occurrence of one of the following:
(i)    Any Person, or more than one Person acting as a group (as defined in Treasury regulation 1.409A-3(g)(5)(v)(B)), other than (1) HFC, the General Partner, the Partnership, or any of their respective Subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of HFC, the General Partner, the Partnership, or any of their Affiliates, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation (or other entity) owned, directly or indirectly, by stockholders or unitholders, as applicable, of HFC, the General Partner, or the Partnership in substantially the same proportions as their ownership interests in HFC, the General Partner, or the Partnership, as applicable, becomes the Beneficial Owner, directly or indirectly, of securities of HFC, the General Partner, or the Partnership representing (A) more than fifty percent (50%) of the combined voting power of the then outstanding securities of HFC, the General Partner, or the Partnership, or (B) more than fifty percent (50%) of the then outstanding common stock or membership interests, as applicable, of HFC or the General Partner, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in Section 1(f)(iii)(A) below.
(ii)    A majority of the members of the Board of Directors of HFC (the “HFC Board”) are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the HFC Board prior to the date of the appointment or election.
(iii)    There is consummated a merger or consolidation of HFC, the General Partner, the Partnership, or any direct or indirect Subsidiary of HFC, the General Partner, or the Partnership with any other corporation or entity, except if:
(A)    the merger or consolidation results in the voting securities of HFC, the General Partner, or the Partnership, as applicable, outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the combined voting power of the voting securities of HFC, the General Partner, the Partnership or such surviving entity or any parent thereof, as applicable, outstanding immediately after such merger or consolidation; or

Exhibit 10.47

(B)    the merger or consolidation is effected to implement a recapitalization (or similar transaction) of HFC, the General Partner, or the Partnership, as applicable, in which no Person becomes the Beneficial Owner, directly or indirectly, of securities of HFC, the General Partner, or the Partnership representing more than fifty percent (50%) of the combined voting power of the then outstanding securities of HFC, the General Partner, or the Partnership.
(iv)    The stockholders or unitholders, as applicable, of HFC or the Partnership approve a plan of complete liquidation or dissolution of HFC or the Partnership, as applicable, or an agreement for the sale or disposition by HFC or the Partnership of all or substantially all of the assets of HFC or the Partnership, as applicable, other than a sale or disposition by HFC or the Partnership of all or substantially all of their respective assets to an entity at least sixty percent (60%) of the combined voting power of the voting securities of which is owned by the stockholders, membership interestholders or unitholders, as applicable, of HFC, the General Partner or the Partnership in substantially the same proportions as their ownership of HFC, the General Partner or the Partnership, as applicable, immediately prior to such sale.
The definition of Change in Control set forth in this Section 1(f) shall, for all purposes, be interpreted in compliance with the Nonqualified Deferred Compensation Rules, and the Partnership is permitted to use its good faith discretion in determining whether a Change in Control has occurred under this Section 1(f). No transaction is intended to constitute a Change in Control for purposes of the Agreement unless it would also constitute a change in control under the Nonqualified Deferred Compensation Rules.
(g)     “Code” shall mean the Internal Revenue Code of 1986, as amended.
(h)    “General Partner” shall mean the entity or entities holding the direct or indirect general partnership interest in the Partnership, including, as of the date of this Agreement, HLS and HEP Logistics Holdings, L.P.
(i)    “Good Reason” shall mean, without the express written consent of the Employee, the occurrence of any of the following:
(i)    the material reduction in the Employee’s authority, duties or responsibilities from those in effect immediately prior to the Change in Control, or a material reduction in the authority, duties or responsibilities of the supervisor to whom Employee is required to report;
(ii)     a material reduction in the Employee’s base compensation in effect immediately before the Change in Control; or
(iii)    the relocation of the Employee to an office or location more than fifty (50) miles from the location at which the Employee normally performed Employee’s services immediately prior to the occurrence of a Change in Control, except for travel reasonably required in the performance of the Employee’s responsibilities.
Notwithstanding the foregoing, in the case of the Employee’s allegation of Good Reason: (A) Employee shall provide notice to the Partnership of the event alleged to constitute Good Reason

Exhibit 10.47

within ninety (90) days of the occurrence of such event, and (B) HFC, the General Partner, and the Partnership shall each be given the opportunity to remedy the alleged Good Reason event within thirty (30) days from receipt of notice of such allegation. If the alleged Good Reason event has not been cured by the end of the 30 day cure period, the Employee’s employment will automatically terminate on the first day immediately following the last day of such cure period.
(j)    “Nonqualified Deferred Compensation Rules” shall mean the limitations and requirements set forth in section 409A of the Code, the regulations promulgated thereunder, and any additional guidance issued by the Internal Revenue Service related thereto.
(k)    “Person” shall mean any individual, group, partnership, corporation, association, trust, or other entity or organization.
(l)    “Protection Period” shall mean the twenty-four (24) month period beginning on the date of the Change in Control.
(m)    “Subsidiary” shall mean, as to any Person, a corporation or other entity of which a majority of the combined voting power of the outstanding voting securities is owned, directly or indirectly, by that Person.
(n)    “Termination Event” shall mean the Employee’s Termination of Employment:
(i)    by HFC, the General Partner, the Partnership or any successor of the foregoing without Cause;
(ii)     by HFC, the General Partner, the Partnership or any successor of the foregoing as a condition to the consummation of (or entry into, provided the transaction is consummated) the Change in Control transaction; or
(iii)     by the Employee for Good Reason.
Notwithstanding the occurrence of the one of the events listed above in Section 1(n)(i) through 1(n)(iii) hereof, a Termination Event shall not have occurred for purposes of this Agreement if (A) the Employee either (I) remains employed by any of HFC, a General Partner, the Partnership, or an Affiliate of any of the foregoing, or (II) is offered employment with any of HFC, a General Partner, the Partnership or any Affiliate of the foregoing, within thirty (30) days after the occurrence of such event, and (B) such employment is on substantially the same terms in the aggregate (determined without regard to any change in title, reporting relationship, or size of the employing affiliated group) as the Employee’s employment in effect immediately prior to the occurrence of such event.
(o)    “Termination of Employment” shall mean a termination of Employee’s employment within the meaning of Treas. Reg. § 1.409A-1(h)(1)(ii).

Exhibit 10.47

Section 2:     Term of Agreement
The term of this Agreement (the "Term") shall be for the period which commences on the Effective Date and which terminates on the day prior to the three (3) year anniversary of the Effective Date; provided, however, that the Term of this Agreement will be automatically extended for an additional one (1) year period as of the second anniversary of the Effective Date and any anniversary of the Effective Date occurring thereafter, unless the Partnership cancels further extension of this Agreement by giving notice to the Employee at least sixty (60) days prior to the second anniversary of the Effective Date and any anniversary of the Effective Date occurring thereafter. Upon a Change in Control during the Term, the Term will be extended (or reduced, as the case may be) through the end of the Protection Period, immediately following which time this Agreement will terminate. If, prior to a Change in Control, the Employee ceases for any reason (other than pursuant to a Termination Event) to be an employee of HFC, the General Partner, or the Partnership, thereupon the Term shall be deemed to have expired and this Agreement shall immediately terminate and be of no further effect. Notwithstanding the expiration of the Term or other termination of this Agreement, %3. Sections 5(a), 6(d) and 6(k) of this Agreement shall survive any expiration or termination of this Agreement, and %3. if a Change in Control shall occur prior to the expiration of the Term or other termination of this Agreement, the terms of this Agreement shall survive to the extent necessary to enable Employee to enforce his rights under Sections 3 and 4 of this Agreement.
Section 3:     Severance Benefits
(a)    Termination due to a Termination Event. In the event that the Employee’s employment is terminated due to the occurrence of a Termination Event in connection with or within two years after a Change in Control, the Employee shall be entitled to the following payments and other benefits:
(i)    The Partnership shall pay to the Employee a lump sum cash amount equal to the sum of (A) the Employee’s accrued and unpaid salary as of his date of termination plus (B) reimbursement for all expenses reasonably and necessarily incurred by the Employee (in accordance with company policy) prior to termination in connection with the business of HFC, the General Partner, or the Partnership plus (C) any accrued vacation pay, to the extent not theretofore paid. This amount shall be paid within ten (10) days of the Employee’s Termination of Employment.
(ii)    The Partnership shall pay to the Employee an additional lump sum cash amount equal to the severance multiple set forth in the table below (the “Severance Multiple”) times the sum of the Employee’s Base Salary plus the Employee’s Bonus. This amount shall be payable at the time and subject to the requirements specified in Section 3(c) hereof. The Severance Multiple will be determined based on the Employee’s designated pay grade in effect immediately prior to the Termination Event (or, if higher, prior to any Good Reason occurrence triggering a Termination Event).

Exhibit 10.47

Pay Grade	Severance Multiple
E3	3x
E2	2x
E1	1x
M5	1x
M4	1x
M3	1x

(iii)    The Partnership shall provide (or shall cause one of its Affiliates to provide) the Employee (and the Employee’s dependents, if applicable), beginning upon and continuing for a period of one year following the later of (A) his Termination of Employment, or (B) the Change in Control, with a similar level of medical and dental insurance benefits upon substantially the same terms and conditions as existed immediately prior to the Employee’s Termination of Employment subject to the following:
(A)    To the extent that any such medical or dental benefits are self-funded and during the period Employee would, but for the continued coverage provided pursuant to this Section 3(a)(iii), be entitled to continuation coverage with respect to such benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), if Employee elected such coverage and paid the applicable premiums (the “COBRA Continuation Period”), the costs of the continued benefit coverage provided under this Section 3(a)(iii) will be imputed as income to the Employee and reported on Form W-2. Following the COBRA Continuation Period, to the extent Employee is still entitled to continued coverage pursuant to this Section 3(a)(iii), the medical and dental coverage to be continued under such self-funded arrangement shall be provided in accordance with the provisions of Treas. Reg. § 1.409A-3(i)(1)(iv)(A) as it applies to the provision of in-kind benefits.
(B)    Notwithstanding the foregoing provisions of this Section 3(a)(iii), in the event the Partnership (or one of its Affiliates) is unable to provide any of the promised medical or dental benefits under existing benefits plans, the Partnership will reimburse Employee for amounts necessary to enable the Employee to obtain medical and dental benefits substantially equal to what was provided to the Employee immediately prior to the Employee’s termination; provided, that any such reimbursement will be made in accordance with the provisions of Treas. Reg. § 1.409A-3(i)(1)(iv), including but not limited to the requirements that (I) the expenses eligible for reimbursement will be determined by reference to the objective and nondiscretionary criteria set forth in the applicable medical and dental benefit plans in which the Employee participated immediately prior to the Employee’s Termination of Employment, (II) the expenses eligible for reimbursement during one taxable year of the Employee will not affect the expenses eligible for reimbursement in any other taxable year (provided, that a limit imposed on the amount of expenses that may be reimbursed over some or all of the continuation period described in this Section 3(a)(iii) shall not in and of itself cause the reimbursement arrangement described herein to fail to satisfy the requirements of Treas. Reg. § 1.409A-3(i)(1)(iv)), (III) the reimbursement of an eligible expense will be made on or before the last day of the Employee’s taxable year following the taxable year in which the expense

Exhibit 10.47

was incurred, and (IV) the right to reimbursement will not be subject to liquidation or exchange for another benefit.
(C)    Notwithstanding the foregoing provisions of this Section 3(a)(iii), in the event the Employee becomes reemployed with another employer and becomes eligible to receive medical and dental benefits similar to the benefits described herein from such employer, the medical and dental benefit coverage provided for herein shall terminate. Benefit continuation provided pursuant to this Section 3(a)(iii) will be applied towards any continuation coverage to which the Employee is entitled pursuant to COBRA.
(b)    Other Severance Pay. The Employee shall not be entitled to receive payment under any severance plan, policy or arrangement maintained by HFC, the General Partner, or the Partnership (other than this Agreement). If the Employee is entitled to any notice or payment in lieu of any notice of termination of employment required by Federal, state or local law, including but not limited to the Worker Adjustment and Retraining Notification Act, the amounts to which the Employee would otherwise be entitled under this Agreement shall be reduced by the amount of any such payment in lieu of notice. If the Employee is entitled to any severance or termination payments under any employment or other agreement (other than award agreements issued pursuant to the HollyFrontier Corporation Long-Term Incentive Compensation Plan, the HollyFrontier Omnibus Incentive Compensation Plan or the Holly Energy Partners, L.P. Long-Term Incentive Plan) with, or any plan or arrangement of, HFC, the General Partner, or the Partnership, the payments to which the Employee would otherwise be entitled under this Agreement shall be reduced by the amount of such payment. Except as set forth above, the foregoing payments and benefits shall be in addition to and not in lieu of any payments or benefits to which the Employee and his dependents may otherwise be entitled to under the compensation and employee benefit plans of HFC, the General Partner, and the Partnership. Nothing herein shall be deemed to restrict the right of HFC, the General Partner, or the Partnership to amend or terminate any such plan in a manner generally applicable to similarly situated active employees, as applicable, in which event the Employee shall be entitled to participate on the same basis (including payment of applicable contributions) as similarly situated active employees.
(c)    Release. Payments under Sections 3(a)(ii) and (iii) shall be conditioned upon the execution, non-revocation, and delivery of a Release Agreement in the form attached hereto as Exhibit A (the “Release”) by the Employee within 45 days of the date of Employee’s Termination of Employment. Notwithstanding the times of payment otherwise set forth in Section 3(a), the payments due under Sections 3(a)(ii) and (iii) shall be made (or commenced, in the case of the payments due under Section 3(a)(iii)) to the Employee within fifteen (15) days following receipt by the Partnership of the Release properly executed (and not revoked) by the Employee. If the Employee fails to properly execute and deliver the Release (or revokes the Release), the Employee agrees that he shall not be entitled to receive the benefits described in Sections 3(a)(ii) and (iii).
(d)    Insurance Policies. In the event of the Employee’s Termination of Employment or in the event HFC, the General Partner or the Partnership intends to discontinue maintaining certain life insurance policies, HFC, the General Partner or the Partnership, as applicable, shall, at the request of the Employee, assign and transfer to the Employee (or his nominee) each insurance policy

Exhibit 10.47

insuring the life of the Employee and owned by HFC, the General Partner, or the Partnership which has no cash surrender value, to the extent that HFC, the General Partner, or the Partnership is permitted to do so by the terms of such insurance policy.
Section 4:     Certain Additional Payments
(a)    Gross Up Payment. In the event it shall be determined, according to the procedure set forth in Section 4(b), that any part of any payment or benefit received pursuant to the terms of this Agreement, (the “Contract Payments”) or any part of any payment or benefit received or to be received by the Employee throughout or for the Employee’s benefit pursuant to any other plan, arrangement or agreement of HFC, the General Partner, the Partnership or any of their respective Affiliates (together with the Contract Payments, the “Payments”) would be subject to the excise tax imposed by section 4999 of the Code, or if any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), it shall then be determined to what extent the aggregate present value of the Payment equals or exceeds an amount equal to three (3) times the Employee’s Base Amount (as defined in section 280G(b)(3)(A) of the Code). If the amount of the Payment would need to reduced by ten percent (10%) or more of its total value in order to equal an amount less than three (3) times the Base Amount, then the Employee shall be entitled to receive an additional payment (a “Gross Up Payment”) from the Partnership in an amount such that the net amount retained by the Employee, after deduction of the Excise Tax on the Payment and any federal, state and local income tax and the Excise Tax on the Gross Up Payment, and any interest, penalties or additions to tax payable by the Employee with respect thereto, shall be equal to the total present value (using the applicable federal rate as defined in section 1274(d) of the Code in such calculation) of the Payment at the time such Payment is to be made. If, on the other hand, after a reduction of less than ten percent (10%) of its total value, the Payment equals an amount less than three (3) times the Base Amount, then the amount of the Payment will be accordingly reduced and the Employee will not be entitled to a Gross Up Payment.
(b)    Calculation of Gross Up Payment. Subject to the provisions of paragraph (c) of this Section 4, all determinations required to be made under Section 4, including whether and when a Gross Up Payment is required and the amount of such Gross Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm selected by the Partnership and reasonably acceptable to the Employee (the “Accounting Firm”), which shall be retained to provide detailed supporting calculations both to the Partnership and the Employee within fifteen (15) business days of the receipt of notice from the Partnership that there has been a Payment, or such earlier time as is requested by the Partnership. All fees and expenses of the Accounting Firm shall be borne solely by the Partnership. Any Gross Up Payment, as determined pursuant to this Section 4, shall be paid by the Partnership to the Employee as of the later to occur of (i) five (5) days prior to the due date for the payment of any Excise Tax or (ii) five (5) days after the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Partnership and the Employee. As a result of the uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross Up Payments which should have been made will not have been made by the Partnership (“Underpayment”), consistent with the

Exhibit 10.47

calculations required to be made hereunder. In the event that the Partnership exhausts its remedies pursuant to paragraph (c) of this Section 4 and the Employee thereafter is required to make payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Partnership to or for the benefit of the Employee.
(c)    Contested Taxes. The Employee shall notify the Partnership in writing of any claim by the Internal Revenue Service that, if successful, would result in an Underpayment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Employee is informed in writing of such claim and shall apprise the Partnership of the nature of such claim and the date on which such claim is requested to be paid or appealed. The Employee shall not pay such claim prior to the expiration of the 30 day period following the date on which it gives such notice to the Partnership (or such shorter period ending on the date than any payment of taxes with respect to such claim is due). If the Partnership notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:
(i)    give the Partnership any information reasonably requested by the Partnership relating to such claim;
(ii)    take such action in connection with contesting such claim as the Partnership shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Partnership; and
(iii)    permit the Partnership to participate in any proceedings relating to such claim;
provided, however, that the Partnership shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this paragraph (c), the Partnership shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Partnership shall determine; provided, however, that if the Partnership directs the Employee to pay such claim and sue for a refund, the Partnership shall advance the amount of such payment to the Employee, on an interest-free basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Partnership’s control of the contest shall be limited to issues with respect to which a Gross Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

Exhibit 10.47

Notwithstanding the foregoing, the Employee shall not be entitled to any advance that would be deemed a violation of section 402(a) (Enhanced Conflict of Interest Provisions) of the Sarbanes-Oxley Act of 2002.
(d)    Refunds. If, after the receipt by the Employee of an amount advanced by the Partnership pursuant to this Section 4, the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (subject to the Partnership’s complying with the requirements of Section 4(c)) promptly pay to the Partnership the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).
Section 5:     Certain Covenants by the Employee
(a)    Protection of Confidential Information. The Employee acknowledges that in the course of his employment, the Employee has obtained confidential, proprietary and/or trade secret information of HFC, the General Partner, and the Partnership, relating to, among other things, (i) programs, strategies, information or materials related to the business, services, manner of operation and activities of HFC, the General Partner, and the Partnership, (ii) customers, clients or prospects of HFC, the General Partner, and the Partnership, (iii) computer hardware or software used in the course of the business of HFC, the General Partner, and the Partnership, and (iv) marketing strategies or other activities of HFC, the General Partner, and the Partnership from or on behalf of any of their clients, (hereinafter collectively referred to as “Confidential Information”); provided, however, that, for purposes of this Agreement, the term Confidential Information shall not include any information that is known generally to the public or accessible to a third party on an unrestricted basis. The Employee recognizes that such Confidential Information has been developed by HFC, the General Partner, and the Partnership at great expense; is a valuable, special and unique asset of HFC, the General Partner, and the Partnership which is used in their business to obtain competitive advantage over their competitors; is and shall be proprietary to HFC, the General Partner, and the Partnership; is and shall remain the exclusive property of HFC, the General Partner, and the Partnership; and, is not to be transmitted to any other person, entity or thing. Accordingly, as a material inducement to the Partnership to enter into this Agreement with the Employee and in partial consideration for the compensation payable hereunder to the Employee, the Employee hereby:
(i)    warrants and represents that he has not disclosed, copied, disseminated, shared or transmitted any Confidential Information to any person, firm, corporation or entity for any reason or purpose whatsoever, except in the course of carrying out the Employee’s duties and responsibilities of employment;
(ii)    agrees not to so disclose, copy, disseminate, share or transmit any Confidential Information in the future;
(iii)    agrees not to make use of any Confidential Information for his own purposes or for the benefit of any person, firm, corporation or other entity, except that, in the course of carrying out the Employee’s duties and responsibilities of employment, the Employee may use Confidential Information for the benefit of any Affiliate of the Partnership;

Exhibit 10.47

(iv)    warrants and represents that all Confidential Information in his possession, custody or control that is or was a property of HFC, the General Partner, and/or the Partnership has been or shall be returned to HFC, the General Partner, and/or the Partnership, as applicable, by or on the date of the Employee’s termination; and
(v)    agrees that he will not reveal, or cause to be revealed, this Agreement or its terms to any third party (other than the Employee’s attorney, tax advisor, or spouse), except as required by law.
The Employee’s covenants in this Section 5(a) are in addition to, and do not supercede, the Employee’s obligations under any confidentiality, invention or trade secret agreements executed by the Employee, or any laws protecting the Confidential Information.
(b)    Extent of Restrictions. The Employee acknowledges that the restrictions contained in Section 5(a) correctly set forth the understanding of the parties at the time this Agreement is entered into, are reasonable and necessary to protect the legitimate interests of HFC, the General Partner, and the Partnership, and that any violation will cause substantial injury to HFC, the General Partner, and/or the Partnership. In the event of any such violation, HFC, the General Partner, and/or the Partnership shall be entitled, in addition to any other remedy, to preliminary or permanent injunctive relief. If any court having jurisdiction shall find that any part of the restrictions set forth in this Agreement are unreasonable in any respect, it is the intent of the parties that the restrictions set forth herein shall not be terminated, but that this Agreement shall remain in full force and effect to the extent (as to time periods and other relevant factors) that the court shall find reasonable.
Section 6:     Miscellaneous
(a)    Tax Withholding. All payments required to be made to the Employee under this Agreement shall be subject to withholding of amounts relating to income tax, excise tax, employment tax and other payroll taxes to the extent required to be withheld pursuant to applicable law or regulation.
(b)    No Mitigation; Offset. The Employee shall be under no obligation to minimize or mitigate damages by seeking other employment, and the obtaining of any such other employment shall in no event effect any reduction of obligations hereunder for the payments or benefits required to be provided to the Employee, except as specifically provided in Section 3(a)(iii) above with respect to medical and dental benefits coverage. The obligations of the Partnership hereunder shall not be affected by any set-off or counterclaim rights which any party may have against the Employee; provided, however, that the Partnership may offset any amounts owed to the Partnership by the Employee against any amounts owed to the Employee by the Partnership hereunder.
(c)    Overpayment. If, due to mistake or any other reason, the Employee receives benefits under this Agreement in excess of what this Agreement provides, the Employee shall repay the overpayment to the Partnership in a lump sum within thirty (30) days of notice of the amount of overpayment. If the Employee fails to so repay the overpayment, then, without limiting any other remedies available to the Partnership, the Partnership may deduct the amount of the overpayment from any other benefits which become payable to the Employee under this Agreement or otherwise.

Exhibit 10.47

(d)    Severability. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be modified or restricted, then such provision shall be deemed to be excised from this Agreement, provided that the binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner. No waiver by a party of any provisions or conditions of this Agreement shall be deemed a waiver of similar or dissimilar provisions and conditions at the same time or any prior or subsequent time.
(e)    Successors and Assigns. This Agreement and all rights hereunder are personal to the Employee and shall not be assignable by the Employee; provided, however, that any amounts that shall have become payable under this Agreement prior to the Employee’s death shall inure to the benefit of the Employee’s heirs or other legal representatives, as the case may be. This Agreement shall be binding upon and inure to the benefit of the Partnership and any successor of the Partnership. The Partnership shall require any successor to all or substantially all of the business and/or assets of the Partnership to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Partnership would be required to perform if no succession had taken place. Upon such assumption by the successor, the Partnership automatically shall be released from all liability hereunder (and all references to the Partnership herein shall be deemed to refer to such successor). In the event a successor does not assume this Agreement, the benefits payable pursuant to Section 3(a) will be paid immediately prior to the Change in Control.
(f)    Entire Agreement. Except as otherwise specifically provided herein, this Agreement constitutes the entire agreement between the parties respecting the subject matter hereof and supersedes any prior agreements respecting severance benefits upon a Change in Control. No amendment to this Agreement shall be deemed valid unless in writing and signed by the parties. A waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.
(g)    Notices. Any notice required or permitted to be given by this Agreement shall be effective only if in writing, delivered personally or by courier or by facsimile transmission or sent by express, registered or certified mail, postage prepaid, to the parties at the addresses hereinafter set forth, or at such other places that either party may designate by notice to the other.
Notice to the Employee shall be addressed to the employee’s then current work address.
Notice to the Partnership shall be addressed to:
Holly Energy Partners, L.P.
2828 N. Harwood
Suite 1300
Dallas, Texas 75201
Attn: General Counsel

Exhibit 10.47

(h)    Governing Law. Notwithstanding any conflicts of law or choice of law provision to the contrary, this Agreement shall be construed and interpreted according to the laws of the State of Texas.
(i)    No Right to Continued Employment. Nothing in this Agreement shall confer on the Employee any right to continue in the employ of HFC, the General Partner or the Partnership or interfere in any way (other than by virtue of requiring payments or benefits as expressly provided herein) with the right of HFC, the General Partner or the Partnership, as applicable, to terminate the Employee’s employment at any time.
(j)    Unfunded Obligation. Any payments hereunder shall be made out of the general assets of the Partnership. The Employee shall have the status of general unsecured creditor of the Partnership, and the Agreement constitutes a mere promise by the Partnership to make payments under this Agreement in the future as and to the extent provided herein.
(k)    Arbitration. All claims, demands, causes of action, disputes, controversies or other matters in question ("Claims"), whether or not arising out of this Agreement or the Employee’s service (or termination from service) with HFC, the General Partner, or the Partnership, whether arising in contract, tort or otherwise and whether provided by statute, equity or common law, that HFC, the General Partner, or the Partnership may have against the Employee or that the Employee may have against HFC, the General Partner, the Partnership, or their parents, Subsidiaries or Affiliates, or against each of the foregoing entities' respective officers, directors, employees or agents in their capacity as such or otherwise, shall be submitted to binding arbitration, if such Claim is not resolved by the mutual written agreement of the Employee and the Partnership, or otherwise, within 30 days after notice of the dispute is first given. Claims covered by this Section 6(k) include, without limitation, claims by the Employee for breach of this Agreement, wrongful termination, discrimination (based on age, race, sex, disability, national origin, sexual orientation, or any other factor), harassment and retaliation. Any arbitration shall be conducted in accordance with the Federal Arbitration Act ("FAA") and, to the extent an issue is not addressed by the FAA, with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA") or such other rules of the AAA as are applicable to the claims asserted. If a party refuses to honor its obligations under this Section 6(k), the other party may compel arbitration in either federal or state court. The arbitrator shall apply the substantive law of Texas (excluding choice-of-law principles that might call for the application of some other jurisdiction's law) or federal law, or both as applicable to the claims asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability or enforceability or formation of this Agreement (including this Section 6(k)), including any claim that all or part of the Agreement is void or voidable and any claim that an issue is not subject to arbitration. The results of arbitration will be binding and conclusive on the parties hereto. Any arbitrator's award or finding or any judgment or verdict thereon will be final and unappealable. All parties agree that venue for arbitration will be in Dallas, Texas, and that any arbitration commenced in any other venue will be transferred to Dallas, Texas, upon the written request of any party to this Agreement. In the event that an arbitration is actually conducted pursuant to this Section 6(k), the party in whose favor the arbitrator renders the award shall be entitled to have and recover from the other party all costs and expenses incurred, including reasonable attorneys' fees, reasonable costs and other reasonable expenses

Exhibit 10.47

pertaining to the arbitration and the enforcement thereof and such attorneys fees, costs and other expenses shall become a part of any award, judgment or verdict. Any and all of the arbitrator's orders, decisions and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by any federal or state court having jurisdiction. All privileges under state and federal law, including attorney-client, work product and party communication privileges, shall be preserved and protected. The decision of the arbitrator will be binding on all parties. Arbitrations will be conducted in such a manner that the final decision of the arbitrator will be made and provided to the Employee and the Partnership no later than 120 days after a matter is submitted to arbitration. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrators, shall be kept confidential by all parties. EMPLOYEE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, EMPLOYEE IS WAIVING ANY RIGHT THAT EMPLOYEE MAY HAVE TO A JURY TRIAL OR A COURT TRIAL OF ANY SERVICE RELATED CLAIM ALLEGED BY EMPLOYEE.
(l)    Injunctive Relief. The Employee recognizes and acknowledges that, in the event of a breach or threatened breach by the Employee of the provisions of this Agreement, the Partnership shall be entitled to an injunction to enforce the provisions hereof, without any requirement for the securing or posting of any bond in connection with such remedy, in addition to pursuing its other legal remedies.
(m)    Captions and Headings. Captions and paragraph headings are for convenience only, are not a part of this Agreement and shall not be used to construe any provision of this Agreement.
(n)    Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but both of which when taken together shall constitute one Agreement.

[SIGNATURE PAGE FOLLOWS]

Exhibit 10.47

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
HOLLY ENERGY PARTNERS, L.P.

By:    HEP Logistics Holdings, L.P.,
Its General Partner

By:    Holly Logistics Services, L.L.C.,
Its General Partner

By:    ____________________________________
Name:    Michael C. Jennings
Its:    Chief Executive Officer

HOLLYFRONTIER CORPORATION
(solely for purposes of Section 3(d))

By:    _________________________________
Name:    Michael C. Jennings
Its:    Chief Executive Officer and President

EMPLOYEE

NAME

EXHIBIT A
AGREEMENT AND RELEASE
This Agreement and Release (“Release”) is entered into between you, the undersigned employee, and Holly Energy Partners, a Delaware limited partnership (the “Company”), in connection with the Change in Control Agreement between you and the Company dated DATE (the “Change in Control Agreement”). You have [___] days to consider this Release, which you agree is a reasonable amount of time. While you may sign this Release prior to the expiration of this [___]-day period, you are not to sign it prior to _________ ___, 20__.
1.    Definitions.

Exhibit 10.47

    (a)    “Released Parties” means the Company, HollyFrontier Corporation (“HFC”), Holly Logistic Services, L.L.C. (“HLS”), and their past, present and future parents, subsidiaries, divisions, successors, predecessors, employee benefit plans and affiliated or related companies, and also each of the foregoing entities’ past, present and future owners, officers, directors, stockholders, investors, partners, managers, principals, members, committees, administrators, sponsors, executors, trustees, fiduciaries, employees, agents, assigns, representatives and attorneys, in their personal and representative capacities. Each of the Released Parties is an intended beneficiary of this Release.
    (b)    “Claims” means all theories of recovery of whatever nature, whether known or unknown, recognized by the law or equity of any jurisdiction. It includes but is not limited to any and all actions, causes of action, lawsuits, claims, complaints, petitions, charges, demands, liabilities, indebtedness, losses, damages, rights and judgments in which you have had or may have an interest. It also includes but is not limited to any claim for wages, benefits or other compensation; provided, however that nothing in this Release will affect your entitlement to benefits pursuant to the terms of any employee benefit plan (as defined in the Employee Retirement Income Security Act of 1974, as amended) sponsored by the Company or one of its Affiliates in which you are a participant. The term Claims also includes but is not limited to claims asserted by you or on your behalf by some other person, entity or government agency.
2.    Consideration. The Company agrees to pay you the consideration set forth in Section 3(a) of the Change in Control Agreement. The Company will make this payment to you within 15 days of the date you sign this Release (and return it to the Company). You acknowledge that the payment that the Company will make to you under this Release is in addition to anything else of value to which you are entitled and that the Company is not otherwise obligated to make this payment to you.
3.    Release of Claims.
    (a)    You, on behalf of yourself and your heirs, executors, administrators, legal representatives, successors, beneficiaries, and assigns, unconditionally release and forever discharge the Released Parties from, and waive, any and all Claims that you have or may have against any of the Released Parties arising from your employment with HFC, HLS, or the Company, the termination thereof, and any other acts or omissions occurring on or before the date you sign this Release.
    (b)    The release set forth in Paragraph 3(a) includes, but is not limited to, any and all Claims under (i) the common law (tort, contract or other) of any jurisdiction; (ii) the Rehabilitation Act of 1973, the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, and any other federal, state and local statutes, ordinances, employee orders and regulations prohibiting discrimination or retaliation upon the basis of age, race, sex, national original, religion, disability, or other unlawful factor; (iii) the National Labor Relations Act; (iv) the Employee Retirement Income Security Act; (v) the Family and Medical Leave Act; (vi) the Fair Labor Standards Act; (vii) the Equal Pay Act; (viii) the Worker Adjustment and Retraining Notification Act; and (ix) any other federal, state or local law.

Exhibit 10.47

    (c)    In furtherance of this Release, you promise not to bring any Claims against any of the Released Parties in or before any court or arbitral authority.
5.    Acknowledgment. You acknowledge that, by entering into this Release, neither HFC, HLS, nor the Company admits to any wrongdoing in connection with your employment or termination, and that this Release is intended as a compromise of any Claims you have or may have against the Released Parties. You further acknowledge that you have carefully read this Release and understand its final and binding effect, have had a reasonable amount of time to consider it, have had the opportunity to seek the advice of legal counsel of your choosing, and are entering this Release voluntarily. In addition, you hereby certify your understanding that you may revoke the Release by providing written notice thereof to the Company within seven (7) days following execution of the Release and that, upon such revocation, this Release will not have any further legal effect.
6.    Applicable Law. This Release shall be construed and interpreted pursuant to the laws of the State of Texas without regard to its choice of law rules and shall be subject to the arbitration clause set forth in Section 6(k) of the Change in Control Agreement.
7.    Severability. Each part, term, or provision of this Release is severable from the others. Notwithstanding any possible future finding by a duly constituted authority that a particular part, term, or provision is invalid, void, or unenforceable, this Release has been made with the clear intention that the validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby. If any part, term, or provision is so found invalid, void or unenforceable, the applicability of any such part, term, or provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

            [SIGNATURE PAGE FOLLOWS]

Exhibit 10.47

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth below.

HOLLY ENERGY PARTNERS, L.P. EMPLOYEE

By: HEP Logistics Holdings, L.P., By: ________________________________
Its General Partner NAME
Date: _______________________________
By: Holly Logistics Services, L.L.C.,
Its General Partner

By:
Name: Michael C. Jennings
Title: Chief Executive Officer

US 4898669v.2